Exhibit 3.1
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TranS1 Inc.
     Richard Randall hereby certifies that:
     ONE: He is the President of TranS1 Inc., a Delaware corporation (the “Corporation”).
     TWO: The Certificate of Incorporation of said Corporation was originally filed with the Secretary of State of Delaware on May 5, 2000 (originally incorporated as “Axiamed, Inc.”).
     THREE: The Third Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and restated to read in full as follows:
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ARTICLE 1
     The name of this Corporation is TranS1 Inc.
ARTICLE 2
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at that address is Corporation Service Company.
ARTICLE 3
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.
ARTICLE 4
     (a) Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which this Corporation has authority to issue is Thirty Million Nine Hundred Ninety-Two Thousand Four Hundred Twenty-Four (30,992,424) shares. Nineteen Million (19,000,000) shares shall be designated Common Stock, $0.0001 par value per share, and Eleven Million Nine Hundred Ninety-Two Thousand Four Hundred Twenty-Four (11,992,424) shares shall be designated Preferred Stock, $0.0001 par value per share.
     (b) Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article 4(b).
     Section 1. Designation and Amount. The shares of Preferred Stock shall be designated in four series as (i) “Series A Convertible Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 1,250,000,

(ii) “Series AA Convertible Preferred Stock,” par value $0.0001 per share (the “Series AA Preferred Stock”), and the number of shares constituting such series shall be 1,400,000, (iii) “Series B Convertible Preferred Stock,” par value $0.0001 per share (the “Series B Preferred Stock”), and the number of shares constituting such series shall be 5,454,545, and (iv) “Series C Convertible Preferred Stock,” par value $0.0001 per share (the “Series C Preferred Stock”), and the number of shares constituting such series shall be 3,887,879. The Series A Preferred Stock, the Series AA Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are sometimes referred to herein as the “Preferred Stock.”
     Section 2. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of six percent (6%) per share per annum of the Original Issue Price, as hereinafter defined, of the respective series of Preferred Stock, payable when, as and if declared by the Board of Directors. Such dividends shall not accrue nor shall such dividends be cumulative.
     In addition, no dividends (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation for which adjustment to the Conversion Price has been made pursuant to Section 5(d)(iii) below) shall be declared or paid on shares of Common Stock until each of the holders of the Preferred Stock then outstanding shall have first received, or there shall have been declared and set aside for payment, a further dividend (i.e. in addition to the dividends on the Preferred Stock contemplated by the first sentence of this Section 2) on the outstanding shares of Preferred Stock held by such holder in an amount at least equal to the product of (i) the per share amount of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such shares of Preferred Stock held by such holder are then convertible.
     Section 3. Liquidation Preference.
          (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price for each outstanding share of Preferred Stock, plus all declared but unpaid dividends on such share. The “Original Issue Price” with respect to (i) the Series A Preferred Stock is $0.80 per share, (ii) the Series AA Preferred Stock is $1.25 per share, (iii) the Series B Preferred Stock is $2.20 per share, and (iv) the Series C Preferred Stock is $6.60 per share (each (i) through (iv), as adjusted for any stock dividends, contributions or splits with respect to such shares). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
          (b) Upon the completion of the distribution required by subsection (a) of this Section 3, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock of this Corporation pro rata based on the number of shares of Common Stock held by each.
          (c) (i) For purposes of this Section 3, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger (whether or not the Corporation is a surviving entity after the merger, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), consolidation, issuance of capital stock by the Corporation or sale of outstanding capital stock of the Corporation); (B) a sale or other disposition of all or substantially all of the assets of the Corporation; or (C) the disposition by sale, assignment, license or otherwise of all or substantially all of the intellectual property of the Corporation, except for licenses in the ordinary course of business (collectively, the events described in (A)-(C) of this Section 3(c)(i) are referred to herein as a “Deemed Liquidation Event”); provided, however, that in no event shall a Deemed Liquidation Event be deemed to have occurred if the Corporation’s stockholders of record as constituted immediately prior to such acquisition, sale or disposition will, immediately after such acquisition, sale or disposition (by virtue of securities issued as consideration for the Corporation’s acquisition, sale or disposition or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.
               (ii) If any Deemed Liquidation Event shall have occurred, the holders of Preferred Stock shall be entitled to receive the greater of (A) the liquidation amount set forth in Section 3(a) above, or (B) the amount per share that would be received by the holders of Preferred Stock based on the pro rata ownership of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).
               (iii) If any Deemed Liquidation Event shall have occurred and if the consideration received by the Corporation is other than cash, its value will be deemed to be its fair market value. Any securities shall be valued as follows:
                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:
                         (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;
                         (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and
                         (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined above in Section 3(c)(iii)(A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
               (iv) In the event the requirements of this Section 3(c) are not complied with, this Corporation shall forthwith either:
                    (A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or
                    (B) cancel such Deemed Liquidation Event, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall remain unchanged.
               (v) The Corporation shall give each holder of record of Preferred Stock written notice of such impending Deemed Liquidation Event no later than twenty (20) days prior to the stockholders’ meeting called to approve such Deemed Liquidation Event, or twenty (20) days prior to the closing of such Deemed Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Deemed Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Deemed Liquidation Event and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Deemed Liquidation Event shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock.
     Section 4. No Redemption. The shares of Preferred Stock shall not be redeemable.
     Section 5. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the Conversion Price (as defined below) applicable to the Preferred Stock determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for shares of Preferred Stock shall be the Original Issue Price of the respective series (each as adjusted for any stock dividends, contributions or splits with respect to such shares); provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in Section 5(d).
          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock, at the Conversion Price at the time in effect for such Preferred Stock immediately upon, except as provided below in Section 5(c), the earlier of (i) the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or SB-2 under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which was not less than $16.50 per share (as adjusted for any stock dividends, contributions or splits with respect to such shares) and results in gross proceeds to the Corporation of at least $40,000,000, or (ii) (A) in the case of the Series A Preferred Stock, Series AA Preferred Stock and Series B Preferred Stock, the receipt by the Corporation of either the affirmative vote at a duly noticed stockholders meeting or a duly executed written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, Series AA Preferred Stock and Series B Preferred Stock, voting together as a combined class on an as-converted into Common Stock basis, in favor of the conversion of all of the shares of such series of Preferred Stock, and (B) in the case of the Series C Preferred Stock, the receipt by the Corporation of either the affirmative vote at a duly noticed stockholders meeting or a duly executed written consent of the holders of at least eighty percent (80%) of then outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted into Common Stock basis, in favor of the conversion of all of the shares of such series of Preferred Stock.
          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date; provided, however, that in the event of an automatic conversion pursuant to Section 5(b), the outstanding shares of Preferred Stock shall be automatically converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and has executed an agreement satisfactory to the Corporation to indemnify it for losses incurred as a result of the loss of such certificates, and the Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as a result of a conversion into fractional shares of Common Stock. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Conversion Price Adjustments of Preferred Stock Upon Certain Events and for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
               (i) (A) If the Corporation shall issue, after the date upon which this Fourth Amended and Restated Certificate of Incorporation is filed (the “Effective Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for any series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such affected series shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the amount calculated in clause (x) below and the denominator of which shall be the amount calculated in clause (y) below as follows:
                         (x) the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance;
                         (y) the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Additional Stock so issued.
               For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all securities directly or indirectly convertible into or exchangeable for Common Stock had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Price (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in question.
                    (B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4) of this Section 5(d), no adjustment of such Conversion Price pursuant to this Section 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
                    (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.
                    (E) In the case of the issuance (whether before, on or after the first date the Series C Preferred Stock was issued or sold, (the “Purchase Date”)) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 5(d)(i) and Section 5(d)(ii):
                         (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(d)(i)(C) and 5(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.
                         (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(d)(i)(C) and 5(d)(i)(D)).
                         (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (except for changes to the Conversion Price of the Preferred Stock resulting from the application of this Section 5), the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
                         (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
                         (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(d)(i)(E)(3) or (4).
               (ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(d)(i)(E)) by this Corporation after the Purchase Date other than:
                    (A) Common Stock issued pursuant to a transaction described in Section 5(d)(iii) hereof;
                    (B) Securities issued to third parties in conjunction with strategic partnerships, licenses of technology, equipment leases or other commercial financing transactions approved by the affirmative vote of the Board of Directors of the Corporation, including the affirmative vote of at least a majority of the Preferred Directors (as defined below), and the principal purpose of which is not equity financing;
                    (C) Up to 3,432,735 shares of Common Stock issued or issuable pursuant to the exercise of stock options granted or restricted stock purchases offered pursuant to the Corporation’s 2000 Stock Incentive Plan;
                    (D) Common Stock issued upon conversion of any Preferred Stock; or
                    (E) Securities issued pursuant to options, warrants, notes, or other rights to acquire securities of the Corporation outstanding as of September 20, 2005 pursuant to the terms thereof in effect on such date.
               (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 5(d)(i)(E).

               (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
          (e) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(d)(iii), then, in each such case for the purpose of this Section 5(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
          (g) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.
          (h) No Fractional Shares and Certificate as to Adjustments.
               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 5, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price for such series of Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.
          (i) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
          (j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation of this Corporation.
          (k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Preferred Stock shall be deemed given five (5) business days after being sent via United States certified mail return receipt requested and addressed to each holder of record at his address appearing on the books of this Corporation.
     Section 6. Voting Rights.
          (a) Subject to Section 6(b), the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
          (b) The holders of Series A Preferred Stock, voting together as a separate class, shall be entitled to elect one director. The holders of Series AA Preferred Stock, voting together as a separate class, shall be entitled to elect one director. The holders of Series B Preferred Stock, voting together as a separate class, shall be entitled to elect one director. The holders of Series C Preferred Stock, voting together as a separate class, shall be entitled to elect one director. The holders of Common Stock, voting together as a separate class, shall be entitled to elect two directors. The holders of Common Stock and Preferred Stock, voting together as a combined class, shall be entitled to elect all remaining directors. Any director who is elected by any series of Preferred Stock shall be a “Preferred Director.”
     Section 7. Protective Provisions.
          (a) So long as any shares of Preferred Stock are outstanding, this Corporation shall not (and shall not cause its subsidiaries to), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Preferred Stock (voting as a single class on an as-converted to Common Stock basis):
               (i) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;
               (ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock, other than pursuant to equity incentive agreements with employees, consultants, or service providers giving this Corporation the right to repurchase shares upon the termination of services;
               (iii) (x) sell, convey, or otherwise dispose of or encumber all or substantially all of its assets, property, intellectual property or business, (y) merge into (whether or not the Corporation is the surviving corporation) or consolidate with any other corporation (other than a wholly-owned subsidiary corporation), or otherwise take any action constituting or resulting in a recapitalization of the Corporation or (z) effect any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will not, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity;
               (iv) permit any subsidiary of the Corporation to sell shares of capital stock to a third party;
               (v) declare or pay dividends, whether in cash or stock, on the Common Stock;
               (vi) increase the number of shares of capital stock reserved under any stock option or stock purchase plan;
               (vii) increase or decrease the authorized size of this Corporation’s Board of Directors;
               (viii) alter or change (including by amendment, reclassification, merger, consolidation, reorganization or otherwise) the rights, preferences and privileges of any series of Preferred Stock;

               (ix) create (including by amendment, reclassification, merger, consolidation, reorganization or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with any series of Preferred Stock;
               (x) amend or waive (including by amendment, reclassification, merger, consolidation, reorganization or otherwise) any provision of this Corporation’s Certificate of Incorporation (as amended) or Bylaws (as amended) relating to the Preferred Stock;
               (xi) take any action constituting or resulting in a liquidation, dissolution or winding up of the Corporation; or
               (xii) enter into any agreement which would restrict the Corporation’s ability to carry out and perform its obligations under the terms of that certain Series C Preferred Stock Purchase Agreement, dated on or about September 20, 2005, by and between the Corporation and the investors identified therein.
          (b) So long as any shares of Series A Preferred Stock, Series AA Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as applicable, are outstanding, this Corporation shall not take any of the following actions with respect to any of such series of Preferred Stock, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of (A) in the case of the Series A Preferred Stock, at least a majority of the then-outstanding shares of the Series A Preferred Stock, (B) in the case of Series AA Preferred Stock, at least a majority of the then-outstanding shares of the Series AA Preferred Stock, (C) in the case of Series B Preferred Stock, at least a majority of the then-outstanding shares of the Series B Preferred Stock, and (D) in the case of Series C Preferred Stock, at least eighty percent (80%) of the then-outstanding shares of the Series C Preferred Stock:
               (i) alter or change (including by amendment, reclassification, merger, consolidation, reorganization or otherwise) the rights, preferences and privileges of such series of Preferred Stock so as to affect adversely the shares of such series to a greater extent than the Preferred Stock generally; or
               (ii) amend or waive (including by amendment, reclassification, merger, consolidation, reorganization or otherwise) any provision of this Corporation’s Certificate of Incorporation (as amended) or Bylaws (as amended) so as to affect adversely the shares of such series to a greater extent than the Preferred Stock generally.
     Section 8. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
     Section 9. Fractional Shares. Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Stock.

ARTICLE 5
     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. Subject to the maximum number of directors provided for in Article 4, Section 6 and the protective provisions set forth in Article 4, Section 7, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.
     (b) Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.
ARTICLE 6
     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 6 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE 7
     The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation, subject to Section 7 of Article 4 hereof.
ARTICLE 8
     (a) Allocation of Corporate Opportunities. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or affiliates thereof, other than (i) those officers or directors who are employees of the Corporation, and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers or directors solely as a result of their activities as a director or officer of the Corporation.
     (b) Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in the Corporation’s Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all shares of Preferred Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director or officer of this Corporation or an affiliate thereof with respect to any acts or omissions of such director or officer or affiliate thereof occurring prior to such repeal or modification.
     (c) Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this Article 8.
* * * *
     FOUR: This Fourth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.
     FIVE: This Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.
(signature page follows)

     In Witness Whereof, TranS1 Inc., has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by the undersigned, and the undersigned has executed this certificate and affirms the foregoing as true and under penalty of perjury this 20th day of September, 2005.

TranS1 Inc.
By:	/s/ Richard Randall
Richard Randall, President

CERTIFICATE OF AMENDMENT OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF TRANS1 INC.
     Richard Randall hereby certifies that:
     1. He is the duly elected and acting President of TranS1 Inc., a Delaware corporation (the “Corporation”).
     2. Resolutions were duly adopted in accordance with Section 242 of the Delaware General Corporation Law setting forth a proposed amendment of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that Article 4, Section 5(b) of the Fourth Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:
     “Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock, at the Conversion Price at the time in effect for such Preferred Stock immediately upon, except as provided below in Section 5(c), the earlier of (i)(A) the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or SB-2 under the Securities Act of 1933, as amended (the ‘Securities Act’), the public offering price of which was not less than $6.60 per share (as adjusted for any stock dividends, contributions or splits with respect to such shares); provided that such closing occurs prior to December 31, 2007, or (B) on or after January 1, 2008, the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or SB-2 under the Securities Act, the public offering price of which was not less than $16.50 per share (as adjusted for any stock dividends, contributions or splits with respect to such shares) and results in gross proceeds to the Corporation of at least $40,000,000 or (ii) (A) in the case of the Series A Preferred Stock, Series AA Preferred Stock and Series B Preferred Stock, the receipt by the Corporation of either the affirmative vote at a duly noticed stockholders meeting or a duly executed written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, Series AA Preferred Stock and Series B Preferred Stock, voting together as a combined class on an as-converted into Common Stock basis, in favor of the conversion of all of the shares of such series of Preferred Stock, and (B) in the case of the Series C Preferred Stock, the receipt by the Corporation of either the affirmative vote at a duly noticed stockholders meeting or a duly executed written consent of the holders of at least eighty percent (80%) of then outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted into Common Stock basis, in favor of the conversion of all of the shares of such series of Preferred Stock.”

     RESOLVED, that Article 4, Section 5(d)(ii)(C) of the Fourth Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:
     “Shares of Common Stock issued or issuable pursuant to the exercise of stock options granted or restricted stock purchases offered pursuant to any equity incentive plan approved by the Board of Directors of the Corporation, including the affirmative vote of at least a majority of the Preferred Directors;”
     3. The foregoing amendment of the Fourth Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Corporation to be signed by the undersigned, and the undersigned has executed this certificate and affirms the forgoing as true and under penalty of perjury this 31st day of August, 2007.

/s/ Richard Randall
Richard Randall
President